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                                                                     EXHIBIT 4.9

                               RADISYS CORPORATION
                        STOCK PLAN FOR CONVEDIA EMPLOYEES

                        RESTRICTED STOCK GRANT AGREEMENT

      This Restricted Stock Grant Agreement (the "Agreement"), dated as of ___________________ (the "Grant Date"), is made by and between RadiSys Corporation (the "Company") and _____________ (the "Award Recipient").

                                    RECITALS

      WHEREAS, the Company has established and maintains the RadiSys Corporation Stock Plan for Convedia Employees (the "Plan"); and

      WHEREAS, the Award Recipient is an employee of Convedia Corporation ("Convedia"), a wholly owned subsidiary of the Company; and

      WHEREAS, the Company desires to grant to the Award Recipient shares of common stock, no par value, ("Common Stock") under the Plan, subject to certain restrictions and limitations; and

      WHEREAS, the Award Recipient desires to receive a grant of such shares of Common Stock from the Company;

      NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1. Grant of Restricted Stock.

            (a) Number of Shares/Vesting. The Company hereby grants to the Award Recipient, on the Grant Date, ____ shares of Common Stock under the Plan subject to the vesting schedule and terms and conditions set forth below (the "Restricted Stock").

NUMBER OF SHARES              VESTING DATE
----------------              ------------
An additional __
An additional __

Restricted Stock granted under this Agreement shall vest in accordance with the above schedule on the applicable dates listed in the table above (each a "Vesting Date"), if on such Vesting Date the Award Recipient is still employed by the Company or one of its subsidiaries. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this
Section 1(a). Upon the Award Recipient's termination of employment with the Company and all of its subsidiaries, the unvested portion of the Restricted Stock shall be forfeited by the Award Recipient and cancelled by the Company. Notwithstanding the foregoing, upon the Award Recipient's termination of employment with the

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Company and all of its subsidiaries, the Committee may, in its sole and complete discretion, provide for an acceleration of vesting of the Restricted Stock granted under this Agreement.

      (b) Additional Documents/Capitalized Terms. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement. Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan document.

      (c) Issuance of Restricted Stock; Dividend and Distribution Rights. Upon the vesting of any Restricted Stock pursuant to the terms hereof, the restrictions of Sections 1 and 2 shall lapse with respect to such vested Restricted Stock. As soon as practicable following the vesting of any Restricted Stock, the Company shall, in its sole discretion, cause to be delivered to the Award Recipient a certificate evidencing such Common Stock (less any shares of Common Stock withheld under Section 4 below) or shall cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient's name with the number of shares of Common Stock which have vested (less any shares of Common Stock withheld under Section 4 below). The Committee may, in its sole discretion, require any dividends or other distributions paid by the Company with respect to the Restricted Stock be held in escrow until the Restricted Stock vests in accordance with Section 1 of this Agreement.

2. Restrictions on Transfer. Except as otherwise provided herein or in the Plan, no unvested Restricted Stock shall be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law. Immediately upon any attempt to transfer such rights, such Restricted Stock, and all of the rights related thereto, shall be forfeited by the Award Recipient.

3. Notification of Election Under Section 83(b) of the Code. If the Award Recipient shall, in connection with the grant of Restricted Stock under this Agreement, make the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code), then the Award Recipient must make such an election using a form provided by the Company. The election must be received by the Internal Revenue Service within 30 calendar days following the Grant Date. The Award Recipient shall also provide the Committee with a copy of such election within 10 calendar days of filing a notice of election with the Internal Revenue Service and shall, at the same time as such notice of election is provided to the Committee, remit to the Company in cash an amount sufficient to satisfy any tax withholding obligations.

4. Withholding. The Award Recipient shall be liable for any and all U.S. federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of Restricted Stock, as well as for any and all applicable withholding tax requirements of any other country or jurisdiction. When the Restricted Stock vests, the Company may, in its discretion, permit or require the Award Recipient to satisfy all or part of his or her tax withholding obligations by (i) paying cash to the Company or Convedia, as the case may be,
(b) having the Company or Convedia, as the case may be, withhold an amount from any cash amounts otherwise due or to become due from the Company or Convedia to the Award Recipient, (c) having the Company withhold a number of shares of Common Stock that would otherwise become vested having a Fair Market Value not in excess of the minimum amount of tax withholding obligations required by law to be withheld with respect to such vesting, or (d) any combination of the foregoing. The Award Recipient may, by written notice to the Company at least 30 days before any Vesting Date, request that the Company (i) accept a remittance of cash on such Vesting Date in satisfaction of his or her tax withholding obligations, or (ii) deduct the Award Recipient's tax withholding obligations from his or her regular salary payroll cash on a payroll date following such Vesting Date, which request the Company may in its sole discretion choose to honor. In the absence of

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such proper and timely written notice from the Award Recipient, or in the sole discretion of the Company, the Company shall satisfy the Award Recipient's tax withholding obligations by withholding Shares pursuant to and in accordance with clause (c) above. Notwithstanding the foregoing, if the Award Recipient makes an election under Section 3 above, the Award Recipient shall remit to the Company in cash an amount sufficient to satisfy any tax withholding obligations at the time the notice described in Section 3 is delivered to the Company.

5. Grant Subject to Plan Provisions. This grant of Restricted Stock is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

6. No Employment or Other Rights. This grant of Restricted Stock does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such Award Recipient's employment at any time, for any reason, with or without cause, or to decrease such Award Recipient's compensation or benefits.

7. Rights as a Shareholder. Except as otherwise provided in this Agreement, the Award Recipient shall have all rights of a shareholder with respect to the Restricted Stock granted under this Agreement.

8. Applicable Law. The validity, construction, interpretation and effect of this instrument will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof.

9. Notice. Any notice to the Company or the Board of Directors (or the Committee) provided for in this Agreement shall be addressed to RadiSys Corporation at its principal business address in care of the Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company or its subsidiary. Any notice shall be sent by registered or certified mail.

10. Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This Restricted Stock grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional Restricted Stock or other benefits in lieu of Restricted Stock in the future.

11. Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of Restricted Stock and supersede all prior arrangements or understandings with respect thereto.

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      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

      RADISYS CORPORATION

By:_______________________________________________
Its:______________________________________________
Date:_____________________________________________

I hereby accept the Restricted Stock granted pursuant to this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board of Directors or the Committee and their interpretation and construction of the provisions of the Plan and this Agreement will be final, conclusive and binding.

__________________________________________________
Award Recipient                              Date

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